1. NAME OF REPORTING PERSON
                                                             AHMED HUSSEIN
                                                              ###-##-####

2.CHECK THE BOX IF A MEMBER OF A GROUP

3. SEC USE ONLY

4.  SOURCE OF FUNDS
                                PF

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS

6.  CITIZENSHIP OR PLACE OF ORGANIZATION
                                                              UNITED STATES

7. SOLE VOTING POWER
                                            853,300

8.  SHARED VOTING POWER
                                                 N/A

9.SOLE DISPOSITIVE POWER
                                             853,300

10. SHARED DISPOSITIVE POWER
                                              N/A
11.AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH  REPORTING PERSON

12.CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARE

13.PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
                                                14.22%

14.TYPE OF REPORTING PERSON
                                                IN